Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
of
REDHAWK HOLDINGS CORP.
A Nevada Corporation

The undersigned, being the President of RedHawk Holdings Corp. (formerly Independence Energy Corp. and herein referred to as the “Corporation”), in accordance with Section 78.403 of the Nevada Revised Statutes, does hereby certify that:

1.    The Corporation is a corporation organized and existing under the laws of the State of Nevada, pursuant to those certain Articles of Incorporation of Oliver Creek Resources, Inc., dated as of November 30, 2005.

2.    On July 31, 2015, the holders of a majority of the issued and outstanding shares of common stock of the Corporation, in accordance with Sections 78.390 and 78.010(a) of the Nevada Revised Statutes, duly authorized these Amended and Restated Articles of Incorporation of the Corporation restating, integrating and amending the provisions of the Articles of Incorporation, as amended, of this Corporation.

3.    The text of the Articles of Incorporation of the Company is amended and restated in the form approved by the holders of a majority of the issued and outstanding shares of common stock of the Corporation to read in its entirety as follows:

ARTICLE I
NAME

The name of the corporation is REDHAWK HOLDINGS CORP.

ARTICLE II
PRINCIPAL OFFICE

Section 2.01 RESIDENT AGENT. The name and address of its resident agent for service process is Resident Agents of Nevada, Inc. 711 S. Carson, Suite 4, Carson City, Nevada 89701.

Section 2.02 OTHER OFFICES. The corporation may also maintain offices for the transaction of any business at such other places within or without the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders held outside the State of Nevada with the same effect as if in the State of Nevada.

ARTICLE III
PURPOSE

The corporation is organized for the purpose of engaging in any lawful activity, within or without the State of Nevada.

ARTICLE IV
SHARES OF STOCK

Section 4.01 NUMBER AND CLASS.

(a) The amount of the total authorized common capital stock of this corporation is Four Hundred Fifty Million (450,000,000) shares with a par value of $0.001 designated as Common Stock. The Common Stock may be issued from time to time without action by the stockholders. The Common Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

(b) The amount of the total authorized preferred capital stock of this corporation is Five Thousand (5,000) shares with a par value of $1,000 designated as Preferred Stock. The Preferred Stock may be issued from time to time without action by the stockholders. The Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors, and the Board of Directors is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

Section 4.02 NO PREEMPTIVE RIGHTS. Holders of the Common Stock and the Preferred Stock of the corporation shall not have any preference, preemptive right, or right of subscription to acquire any shares of the corporation authorized, issued or sold, or to be authorized, issued or sold, or to any obligations or shares authorized or issued or to be authorized or issued, and convertible into shares of the corporation, nor to any right of subscription thereto, other than to the extent, if any, the Board of Directors in its discretion, may specifically determine from time to time, including as set forth in any resolution or resolutions providing for the issuance of such Common Stock or Preferred Stock, as applicable, series adopted by the Board of Directors.

Section 4.03 ASSESSMENT OF SHARES. The Common Stock of the corporation, after the amount of the subscription price has been paid, in money, property or services, as the directors of the corporation shall determine, shall not be subject to assessment to pay the debts of the corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

ARTICLE V
DIRECTORS

Section 5.01 GOVERNING BOARD. The members of the Board of Directors of the corporation shall be styled directors.

Section 5.02 NUMBER OF DIRECTORS. The number of directors shall be set forth in the bylaws of the corporation and may be increased or decreased by duly adopted amendment to the bylaws of the corporation.

ARTICLE VI
PERIOD OF DURATION

This corporation is to have A PERPETUAL existence.

ARTICLE VII
DIRECTORS’ AND OFFICERS’ LIABILITY

A director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the unlawful payment of dividends. Any repeal or modification of this Article by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts and omissions prior to such repeal or modification.

ARTICLE VIII
INDEMNITY

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connections therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article. Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprises, against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person. The indemnification provided in this Article shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

ARTICLE IX
AMENDMENTS

Subject at all times to the express provisions of Section 4.03, hereof, which cannot be amended, the corporation reserves the right to amend, alter, change, or repeal any provision contained in these Amended and Restated Articles of Incorporation or its bylaws, in the manner now or hereafter prescribed by statute or by these Amended and Restated Articles of Incorporation or said bylaws, and all rights conferred upon the stockholders are granted subject to this reservation.

ARTICLE X
POWERS OF DIRECTORS

In furtherance, and not in limitation of the powers conferred by statue, the Board of Directors is expressly authorized:

(1)   Subject to the bylaws, if any, adopted by the stockholders, to make, alter or repeal the bylaws of the corporation;

(2)   To authorize and cause to be executed mortgages and liens, with or without limit as to amount, upon the real and personal property of the corporation;

(3)   To authorize the guaranty by the corporation of securities, evidences of indebtedness and obligations of other persons, corporations and business entities;

(4)   To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve; and

(5)   By resolution adopted by a majority of the whole Board of Directors, to designate one or more committees, each committee to consist of one or more of the directors of the corporation, which, to the extent provided in the resolution or in the bylaws, of the Board of Directors in the management of the business and affairs of the corporation, any may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the bylaws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

All corporate powers of the corporation shall be exercised by the Board of Directors except as otherwise provided herein, in accordance with the bylaws, or by law.

IN WITNESS WHEREOF, the undersigned authorized officer has hereunto set his hand this 2nd day of October, 2015, hereby declaring and certifying that the facts stated herein above are true.

/s/ Daniel J. Schreiber
Daniel J. Schreiber
President and Chief Executive Officer

ACKNOWLEDGMENT

STATE OF CALIFORNIA

CITY OF SAN DIEGO

On this 2nd day of October, 2015, Daniel J. Schreiber personally appeared before me, a Notary Public, and acknowledged to me that he executed the foregoing instrument for the purposes therein set forth.

/s/ G. Horton
NOTARY PUBLIC

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